EXHIBIT 24

POWER OF ATTORNEY

     The undersigned hereby appoints Yves de Gaulle, General Secretary, his true and lawful attorney-in-fact with the authority to execute in his name, and to file with the U.S. Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, a registration statement on Form S-8 under the U.S. Securities Act of 1933 relating to the Suez 2004 Annual Stock Option Grant and any and all amendments thereto necessary or advisable to enable Suez to comply with the U.S. Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

/s/ Anne Lauvergeon

Anne Lauvergeon
Director

Date: May 24, 2005

Exh. 24-1